Exhibit 10.iii.c.

Description of Amendment

to

Certain Outstanding Employee Restricted Stock Unit Award Agreements

and

Performance Unit Award Agreements

On March 17, 2014, the Compensation Committee (the “Committee”) of the Board of Directors of The Mosaic Company (the “Company”) amended each outstanding Employee Restricted Stock Unit Award Agreement and Performance Unit Award Agreement for awards approved on or after April 11, 2012 and prior to February 19, 2014 to provide that, in the event of the participant’s disability or retirement at age 60 or older (or early retirement with the Committee’s consent), such award will fully vest. Shares of Common Stock, par value $0.01 per share, of the Company in payment of such vested awards will continue to be issued at the time specified in such awards.